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[Letterhead of KPMG]

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Pixelworks, Inc.:

        We consent to incorporation by reference in the Registration Statement on Form S-8 of Pixelworks, Inc. of our report dated January 16, 2004, relating to the consolidated balance sheets of Pixelworks, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Pixelworks, Inc., incorporated herein by reference. Our report refers to a change in the accounting for goodwill in 2002.

/s/ KPMG

Portland, Oregon
December 14, 2004

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Consent of Independent Registered Public Accounting Firm